As filed with the Securities and Exchange Commission on August 5, 2014

Registration No. 333-196573

Registration No. 333-182049

Registration No. 333-167330

Registration No. 333-143620

Registration No. 333-128882

Registration No. 333-118341

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT NO. 333-196573

FORM S-8

REGISTRATION STATEMENT NO. 333-182049

FORM S-8

REGISTRATION STATEMENT NO. 333-167330

FORM S-8

REGISTRATION STATEMENT NO. 333-143620

FORM S-8

REGISTRATION STATEMENT NO. 333-128882

FORM S-8

REGISTRATION STATEMENT NO. 333-118341

UNDER

THE SECURITIES ACT OF 1933

IDENIX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-0478605
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

320 Bent Street Cambridge, MA	02141
(Address of Principal Executive Offices)	(Zip Code)

2014 Employee Stock Purchase Plan

2012 Stock Incentive Plan

2005 Stock Incentive Plan, as amended

2004 Stock Incentive Plan

1998 Equity Incentive Plan

(Full Title of the Plan)

Maria D. Stahl

Senior Vice President and General Counsel

Idenix Pharmaceuticals, Inc.

320 Bent Street

Cambridge, MA 02141

(Name and Address of Agent For Service)

617-995-9800

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer:	☐	Accelerated filer:	☒

Non-accelerated filer:	☐ (Do not check if a smaller reporting company)	Smaller reporting company:	☐

EXPLANATORY NOTE

Idenix Pharmaceuticals, Inc. (the “Company”) is filing this Post-Effective Amendment to the Registration Statements on Forms S-8 listed below (collectively, the “Registration Statements”):

•	Registration Statement No. 333-196573, filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2014, registering 2,000,000 shares of the Company’s Common Stock, par value $0.001 per share (“Shares”) under the 2014 Employee Stock Purchase Plan;

•	Registration Statement No. 333-182049, filed with the Commission on June 11, 2012, registering 10,000,000 Shares under the 2012 Stock Incentive Plan;

•	Registration Statement No. 333-167330, filed with the Commission on June 4, 2010, registering 3,000,000 Shares under the 2005 Stock Incentive Plan, as amended;

•	Registration Statement No. 333-143620, filed with the Commission on June 8, 2007, registering 3,700,000 Shares under the 2005 Stock Incentive Plan, as amended;

•	Registration Statement No. 333-128882, filed with the Commission on October 7, 2005, registering 2,300,000 Shares under the 2005 Stock Incentive Plan; and

•	Registration Statement No. 333-118341, filed with the Commission on August 18, 2004, registering 3,962,335 Shares under the 1998 Equity Incentive Plan and 2004 Stock Incentive Plan.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 8, 2014, by and among the Company, Merck & Co., Inc. (“Merck”) and Imperial Blue Corporation (“Merger Sub”), on August 5, 2014, Merger Sub merged with and into the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by any stockholders who properly perfected a demand for appraisal in connection with the Merger) was converted into the right to receive $24.50 in cash, without interest, less any applicable withholding taxes, except for Shares then owned by the Company, Merck or any of their respective wholly owned subsidiaries, which Shares were cancelled for no consideration. As a result of the Merger, the Company became a wholly owned subsidiary of Merck.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statements to deregister all Shares registered under the Registration Statements that remain unsold as of August 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on this 5th day of August, 2014.

IDENIX PHARAMACEUTICALS, INC.

By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald C. Renaud, Jr.	President and Chief Executive Officer and Director (Principal executive officer)	August 5, 2014
Ronald C. Renaud, Jr.

/s/ Daniella Beckman	Senior Vice President, Chief Financial Officer and Treasurer (Principal financial and accounting officer)	August 5, 2014
Daniella Beckman

/s/ Wayne T. Hockmeyer	Director	August 5, 2014
Wayne T. Hockmeyer, Ph.D.

/s/ Thomas R. Hodgson	Director	August 5, 2014
Thomas R. Hodgson

/s/ Tamar D. Howson	Director	August 5, 2014
Tamar D. Howson

/s/ Denise Pollard-Knight	Director	August 5, 2014
Denise Pollard-Knight, Ph.D.

/s/ Charles A. Rowland, Jr.	Director	August 5, 2014
Charles A. Rowland, Jr.

/s/ Michael S. Wyzga	Director	August 5, 2014
Michael S. Wyzga